EXHIBIT 10.1

Summary of Compensation for Non-Management Members of the Board of Directors

of The Timberland Company, as approved on December 2, 2004.

Annual Cash Retainer:  $30,000

Lead Director Annual Cash Retainer:  $15,000

Committee Chair Annual Cash Retainer:  $7,500

Attended Board Meeting Cash Fee:  $2,000

Attended Committee Meeting Cash Fee:  $1,000